RALLY

Exclusive Purchase Agreement

As of October 3rd, 2020

This exclusive purchase agreement (the “Purchase Agreement”) is made between RSE Archive, LLC (“Purchaser” or “us”) and Heritage Auctions (“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points:

▪You are the exclusive, unencumbered owner of the Asset(s), and you have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

▪We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

The Results:

▪Seller will receive payment of the Consideration for the associated Asset(s), as outlined below.

Other:

▪This Purchase Agreement may be modified or amended only with the prior written consent of both Purchaser and Seller.

RALLY

Asset:	2016 Kobe Bryant Number “8” Staples Center Hardwood Used in His Historic Sixty-Point Farewell Game
Description:	Authentication numbers for each wooden panel: AM013808, AM013809, AM013810, AM013811
Total Acquisition Cost:	$ 631,200.00
Consideration: Cash (%) Equity (%) Total	$ 631,200 (100%) (0%) $ 631,200
Other Terms: Down Payment	$ 631,200.00 due on signing

Acknowledged and Agreed:

By: /s/ George Leimer	By: /s/ Heritage Auctions
RSE Archive, LLC	SELLER
Name:George Leimer	Heritage Auctions
Title: Chief Executive Officer